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                                                                    EXHIBIT 99.1



                   CRITICAL PATH ANNOUNCES MANAGEMENT CHANGES:
                  FOUNDER DAVID HAYDEN RETURNS TO CRITICAL PATH



SAN FRANCISCO, February 9, 2001 --- The Board of Directors of Critical Path, Inc., (NASDAQ: CPTH) announced a series of managerial changes, including the return to management of its chairman and founder, David Hayden, who has been named executive chairman.

In addition, Diana Whitehead, currently senior vice president of engineering and operations was promoted to president of the company.

"My job is to reaffirm the core vision and values that have made this company great and resolve the issues that have recently come to light," Hayden said. These issues were recently discovered by the new CFO Larry Reinhold. "I want to commend him for having taken immediate action," Hayden said. "We are proud to have Larry on our team."

A special committee of the board has been formed to investigate these issues with the assistance of counsel, and is moving in an expeditious manner. "While it would be inappropriate to comment on the investigation at this time," Hayden said, "I am confident that the issues will be resolved quickly and thoroughly."

Whitehead, the new president, said, "These issues have not impacted the company's fundamental business proposition nor the quality of service to our customers." Whitehead has been instrumental in building the scalable messaging infrastructure necessary to meet the needs of more than 3,000 customers with over 125 million mailboxes in service. "Whitehead's experience in building successful engineering and operations organizations will enable her to effectively lead the company as president," Hayden said.

The Board announced expanded responsibilities for director Lisa Gansky, naming her executive director. Gansky will provide support to the executive team through this period. "We have a strong, stable and committed core team," Gansky stated.

Doug Hickey, CEO of the company has decided to step down. The Board thanked Hickey for his service to the company. "We appreciate Doug's decision to step aside so a new management team can rebuild confidence," Hayden said.

Hickey, who may be called upon to provide advice to the company during the transition period, stated, "I think there's a great future for Critical Path and I am proud to have been part of building the company." Critical Path has about 1,000 employees in offices in more than 30 cities over four continents.

The board has retained an executive search firm to recruit a new CEO.

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Two persons who were previously put on leave, David A. Thatcher and William
Rinehart, are no longer employed by the company.

The Board approved an action plan to resolve outstanding issues and rebuild confidence in Critical Path. "We are confident that these management changes will give us the necessary momentum that we need to deal with our strong market opportunity," Hayden said.

This press release contains forward-looking statements regarding the Company, including statements regarding the Company's future performance, the success of management changes and the Company's ability to resolve the problems that have recently come to light. Actual results may differ materially from those suggested.

The risks and uncertainties that may cause actual results to differ include market conditions, continued customer support, the company's ability to retain and expand strategic relationships, and the company's ability to retain and attract employees.

These and other risks and uncertainties are described in more detail in the Company's Annual Report on Form 10-K/A filed March 29, 2000 and with subsequent filings with the Securities and Exchange Commission.

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Contact information:
CRITICAL PATH, INC.
Tom Birkeland
415-808-8773



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